--------------------------------------------------------------------------------
                                                              Registration No. -
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM F-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                DIVERSINET CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                 Ontario, Canada
--------------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                       N/A
--------------------------------------------------------------------------------
                     (I.R.S. Employer Identification Number)

2225 Sheppard Avenue East, Suite 1801, Toronto, ON M2J 5C2 Canada (416) 756-2324
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       David Hackett c/o Diversinet Corp.
2225 Sheppard Avenue East, Suite 1801, Toronto, ON M2J 5C2 Canada (416) 756-2324
--------------------------------------------------------------------------------
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act of 1933, as amended registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                        CALCULATION OF REGISTRATION FEE
                                                 (In U.S. $)

                                                     Proposed            Proposed
                                                      maximum             maximum
Title of each class of           Amount to       offering price per      aggregate         Amount of
securities to be registered    be registered           share          offering price   registration fee
--------------------------------------------------------------------------------------------------------
Common shares                6,760,000 (1) (3)  $            2.27(2)  $    15,345,200  $        1,241.58
========================================================================================================

========================================================================================================

(1) Includes of 770,000 common shares issuable upon the exercise of outstanding warrants.
(2) Estimated pursuant to Rule 457(c) and 457(o) solely for the purpose of computing the amount of the registration fee on the basis of the average of the low bid and high ask prices (2.10 and 2.44) of a common share as reported on the Over the Counter Bulletin Board on July 16, 2003. Includes 120,000 shares issuable upon exercise of warrants at U.S. $3.75 per share.
(3) Pursuant to Rule 416, also includes such indeterminate number of ordinary shares as may become issuable upon stock splits, stock dividends and other changes affecting the ordinary shares as described herein.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Subject to completion, dated July22, 2003

THE HOLDER OF THESE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             6,760,000 COMMON SHARES

                                DIVERSINET CORP.

Certain selling securityholders are offering up to 6,760,000 of our common shares for sale under this prospectus. We will not receive the proceeds of any shares sold under this prospectus.

Our common shares are quoted on the Over-the-Counter Bulletin Board ("OTC BB") under the symbol "DVNT.OB". On July 16, 2003, the average of the closing bid and asked prices of our common shares on the OTC BB was U.S. $2.27 per share.

AN INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK AND ONLY PEOPLE WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT SHOULD CONSIDER INVESTING. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 22, 2003

                  NOTICE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may", "will", "should", "plans", "anticipates", "believes", "estimates", "predicts", "intends", "potential" or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors: and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               INFORMATION SUMMARY

This summary highlights important information about our business and about this offering. Because this is a summary, it does not contain all of the information you should consider before investing in our common shares or warrants. You should read the entire prospectus before making an investment decision.

                                ABOUT DIVERSINET

Diversinet Corp. (formerly The Instant Publisher Inc.) was formed on December 8, 1993 through the amalgamation of The Instant Publisher Inc. with Lombard Consolidated Resources Inc., an Ontario corporation. We are regulated in accordance with the Business Corporation Act (Ontario).

Our company was formed under the laws of Ontario, Canada. Our principal executive offices are located at 2225 Sheppard Avenue East, Suite 1801, Toronto, Ontario, M2J 5C2, Canada. Our telephone number is (416) 756-2324.

We are a security software product company that develops, markets and distributes wireless security infrastructure solutions that provide for the secure transmission of data over wireless networks and devices. Our solution encompasses all aspects of commercial transaction security requirements, covering the authentication and authorization of individuals involved, the integrity of the information being sent and the non-repudiation or legalization of the transaction.

We believe we are a pioneer in providing security products for mobile commerce over wireless networks and are striving to become the leading provider of wireless security solutions. Our strategy to achieve this objective involves: targeting emerging m-commerce markets, expanding strategic partnerships and sales channel relationships, maintaining a leadership position in terms of products and research and development and building awareness of the Diversinet brand.

We develop and license the Passport Certificate Server(R), Passport ONE(TM), Passport Authorization Product(TM) and Passport VPN computer software products, which provide for the secure transmission of data over wireless networks as well as various other kinds of networks, including corporate networks, telecommunications systems and the Internet. The transmission of data over these networks is known as "e-commerce".

The Passport Certificate Server(R) software verifies the identities of the parties to an e-commerce transmission through the use of digital certificates so that unauthorized persons cannot intercept its contents.

The Passport ONE(TM) software product provides a single point of contact to enable the security tools embedded in mobile devices. By providing application providers, enterprises, and operators a single security infrastructure solution for all mobile devices, Passport avoids the development time and infrastructure costs normally associated with multiple device coverage.

The Passport Authorization Product' software issues digital permits that are linked to the holder's digital certificate. The Diversinet digital permit is designed to allow digital certificates to serve additional functions such as authorizing users to perform specific tasks once they have accessed a given network.

Virtual private network ("VPN") software uses encryption to provide a secure connection through the Internet, establishing a "secure tunnel" through which any enterprise data can travel. VPNs are less expensive than true private networks using dedicated connections and can use digital certificates to securely identify and authenticate the enterprise server and remote user.
Diversinet's Passport Wireless VPN combines the strength of public key infrastructure (PKI) digital certificates with a robust, wireless-optimized VPN solution.

We believe that the Passport products offer a unique approach to facilitating and securing commercial transactions and data transmissions over these networks.

                    ACQUISITION OF DSS SOFTWARE TECHNOLOGIES

In early January, 2003, we acquired all of the capital stock of DSS Software Technologies ("DSS"), a systems integration provider headquartered in Fremont, California. DSS provides technical consulting services to tier one customers including financial, enterprise and technology companies such as Cisco Systems, Lucent, Oracle, Sun Microsystems and Wells Fargo in the areas of systems integration, software development, and Enterprise Resource Planning "ERP" and Customer Relationship Management "CRM" implementation. Consideration for the DSS acquisition was provided through a combination of cash payments and an earn-out position, plus warrants, provided over a three-year term.

We expect that the addition of DSS' services suite will enhance our ongoing strategy to provide greater depth and breadth in our product and service offering. Combined, DSS and our technical and industry expertise can offer integrated solutions and full services offerings. We believe our acquisition of DSS will strengthen our position in the U.S. through expanded access to key customers and the addition of a comprehensive line of services that will help us to better address rapidly growing demands for security in telecommunication services.

The synergy between the two companies is expected to provide the infrastructure and capability to expand into new markets and convey a unique opportunity to deliver products and services that will meet the specific needs of enterprise customers.

With DSS's professional services focus on high profile customers in our target markets (enterprise, financial, et cetera) our complementary skill sets (application development and wireless), and a U.S. sales force, the combined company can provide technical consulting services to companies in the areas of system integration, software development, and ERP and CRM implementation, which are all natural extensions of wireless and require enhanced security.

DSS's operations have been integrated with ours as a wholly owned subsidiary of Diversinet, and DSS is the principal office for our U.S. operations. The purchase of DSS was accounted for using the purchase method and consolidated financial statements have been prepared.

                                  THE OFFERING

Certain of our shareholders are offering the following securities for sale under this prospectus:

     -    5,990,000  common  shares,  and
     -    770,000  common  shares  issuable  upon  the exercise of the warrants.

There are a total of 6,760,000 common shares issued and common shares issuable pursuant to this registration statement.

We are not offering or selling any securities under this prospectus and will not receive any proceeds from the sale of the selling shareholder's securities. We may receive up to U.S. $851,000 upon the exercise of the warrants. However, we will pay all costs associated with this prospectus.

                                  RISK FACTORS

The common shares offered by this prospectus are speculative, involve a high degree of risk and should only be purchased by persons who can afford to lose their entire investment. You should therefore carefully review the following risk factors, as well as all of the other information in this prospectus, before investing in the securities offered by this prospectus.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE LOST MONEY IN THE PAST, WE HAVE REALIZED MINIMAL REVENUES FROM CONTINUING OPERATIONS AND WE EXPECT TO CONTINUE TO SUSTAIN LOSSES IN THE FUTURE. We have generated minimal revenue to date from the licensing of our products. For the six months ended April 30, 2003, we posted a net loss of $3,198,000. For the year ended October 31, 2002, we posted a net loss of $6,397,000 and for October 31, 2001, we posted a net loss of $18,900,000. For the years ended
October 31, 2000 and October 31, 1999, we had net losses of $15,027,000 and $14,111,000, respectively. We generated licensing revenue of $314,000 for the six months ended April 30, 2003, $1,118,000 in the year ended October 31, 2002, $1,221,000 in the year ended October 31, 2001, $2,636,000 in the year ended October 31, 2000 and $246,000 in the year ended October 31, 1999. The revenue represents the initial licensing of our Passport Certificate Server(R) and Passport Authorization Product(TM) together with related professional services. For the six months ended April 30, 2003, we also generated consulting revenue of $3,553,000 through our newly acquired consulting services division, DSS Software Technologies. During fiscal 2001, 40% of our revenue was generated from one customer. During fiscal 2002, 28% of revenue was generated from one customer although not the same customer as in fiscal 2001, and 54% of revenue was generated from three customers. To date, licensing our products to various customers and providing them with related professional services has generated our revenues. We cannot provide assurance that recurring revenues will arise from these license agreements. The auditors' reports on our October 31, 2001 and 2002 consolidated financial statements included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

OUR BUSINESS PLAN IS DEPENDENT UPON CUSTOMER ADOPTION AND COMMERCIAL DEPLOYMENT OF OUR PRODUCTS. Our ability to continue operations is also dependent on the acceptance of our security products and the adoption of transaction-based applications using public key infrastructure-based security (also known in the industry as PKI-based security) over wireless networks as an accepted method of commerce in sufficient volume for us to generate enough revenues to fund our expenses and capital requirements. The wireless mobile commerce market is in a very early stage, and it may not develop to a sufficient level to support our business.

Our products are marketed to large companies and government agencies. The implementation of our products by these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the associated sales and implementation cycles can be lengthy. Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

Many of our early licensing agreements permitted our customers to examine and test our products with no initial up-front payments to us. These customers are not required to make payments to us until they begin to use our product for commercial purposes. In certain cases, we also enter into evaluation agreements, whereby potential customers may examine our software products for a specified period of time with no payment to us. Our current licensing agreements typically require the customer to pay a license fee attributable to the software components and the development toolkit and upon shipment of these items to the customer, although until early in fiscal 2000 we generally waived the up-front fee.

PRODUCT AND MARKET CONDITIONS. General economic conditions may have a significant impact on our ability to generate sales for our products. During fiscal 2002 and 2001, we experienced decreased activity from our potential customers, and generally the adoption of wireless services has not proceeded as rapidly as previously expected. As a result, our revenue in 2002 declined from fiscal 2001 levels and may decline even further in the near future.

FOREIGN EXCHANGE. Our functional currency is the Canadian dollar. Sales generated outside Canada are generally denominated in U.S. dollars. Furthermore the majority of DSS's revenues and costs from operations are denominated in U.S. dollars. During fiscal 2002 and 2003 year to date, we incurred most of our expenses in Canadian dollars, but we also incurred a portion of our expenses in foreign currencies including U.S. dollars, Pound Sterling and Hong Kong dollars. Changes in the value of these currencies relative to the Canadian dollar may result in currency losses that may have an adverse effect on our operating results. With the completion of our recent financing in June 2003, we have a portion of our cash resources in U.S. dollar term deposits. To date we have not entered into any foreign currency hedging activities.

WE MAY NOT BE SUCCESSFUL IF WE FAIL TO RETAIN OUR KEY TECHNICAL PERSONNEL. During September 2001, we substantially reduced our headcount and curtailed certain sales and marketing activities, particularly in the U.S. During 2002 and 2003, we continued to review our cost structure and have continued to reduce our headcount. Workforce reductions may have a detrimental effect on the morale of remaining employees, impeding their performance levels. In addition, our ability to attract potential new employees in the future may suffer if our reputation was hurt by this staff reduction.

We currently have five senior officers and 66 employees and contractors. We may not be able to improve our products or create new products if we lose any of our key employees or contractors. The contract with our CEO, Mr. Nagy Moustafa, had a term of five years, commencing September 29, 1997, and has been renewed on a year to year basis. None of our other employment agreements has a specified term. We do not maintain key person life insurance policies on any of our employees. Skilled technical personnel can be difficult to attract depending on the strength of the economy and competitive opportunities. We may not be able to retain our current employees if they receive better job offers from other employers. The weakened economy through 2001, 2002 and 2003 may not alleviate this risk in the future.

WE ARE INVOLVED IN LITIGATION WHICH COULD RESULT IN JUDGMENTS AGAINST US WHICH, IN THE AGGREGATE, COULD TOTAL MORE THAN OUR COMBINED CURRENT ASSETS, WORKING CAPITAL AND NET ASSETS. There are currently four material claims pending against us. If we lose any of these suits or enter into settlements requiring us to pay cash or issue any of our common shares, our liquidity and financial position will be adversely affected and our shareholders' ownership may be diluted.

We have been sued, along with other individuals and corporations, by Silva Run Worldwide Ltd. in connection with Silva Run's purchase of 212,500 common shares (850,000 common shares prior to a one for four reverse split in May 1997) in 1995 for a purchase price of U.S. $3,700,000. Silva Run is seeking to cancel the stock purchase and reimbursement of the U.S. $3,700,000 purchase price, plus interest, attorneys' fees and costs. Silva Run has alleged that we, directly or as the control person of other defendants, violated certain provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Kaye Scholer, our former attorneys, were successful on their application to withdraw as counsel. Kaye Scholer sought an order directing us to pay Kaye Scholer's fees and expenses. The fee dispute was heard in January 2003 and Judge Patterson entered his decision on May 12, 2003, ordering us to pay to Kaye Scholer its outstanding fees. We are currently appealing this decision.

In May 2000 we were sued, along with our wholly-owned Barbados subsidiary, Instant Publisher Ltd. The plaintiff is seeking damages of U.S. $1,533,950 for breach of an October 25, 1995 dealer agreement with our previous printing business regarding the distribution of printing equipment, and damages of U.S. $25,000,000 for loss of reputation and loss of opportunity, pre-judgment and post-judgment interest, and costs.

In April, 2003, we were served with a claim filed in the Ontario Superior Court of Justice, Small Claims Court, by Michael Crerar, a former employee who was terminated without cause on February 28, 2003. Mr. Crerar claims that Diversinet breached his employment contract, that he was wrongfully terminated, and that he failed to receive reasonable notice of his termination. Mr. Crerar seeks special damages in the sum of $73,266.68, but, having brought the matter in Small Claims Court, is limited to a maximum award of $10,000.

In July, 2003, we were sued in the Ontario Superior Court of Justice by Annette Hamilton and Farhad Pezeshki, two former employees who claim, inter alia, that each was terminated, while on short term disability, in a manner that exhibited bad faith and unfair dealings. Annette Hamilton is seeking against Diversinet $125,000 in special, general, punitive and exemplary damages. Farhad (Adam)
Pezeshki is seeking against Diversinet $350,000 in special, general, punitive and exemplary damages.

WE HAVE LIMITED EXPERIENCE IN THE WIRELESS INTERNET SECURITY SOFTWARE FIELD, AND WE ARE THEREFORE SUBJECT TO RISKS INHERENT IN ESTABLISHING A NEW BUSINESS. We have been in the wireless Internet security software field since fiscal

1997, and we have only generated minimal revenues from this business. We are not sufficiently established to fully evaluate or forecast our prospects, and we are subject to the risks inherent in establishing a new business enterprise.

WE ARE DEPENDENT ON THE ADOPTION OF TRANSACTION-BASED APPLICATIONS OVER WIRELESS NETWORKS AS AN ACCEPTED METHOD OF COMMERCE. In order for us to be successful, transaction-based applications using PKI-based security over wireless networks must be adopted as a means of trusted and secure communications and commerce to a sufficient extent and within a reasonable time frame, particularly considering our existing financial resources and future capital needs. Since trusted and secure communications and commerce over these networks is new and evolving, it is difficult to predict with any assurance the size of this market and its growth rate, if any.

If the market for trusted and secure communications and commerce utilizing PKI over these networks fails to develop or develops more slowly than expected, we may have difficulty selling products or generating sufficient revenues to support our business.

OUR ABILITY TO KEEP PACE WITH THE RAPID TECHNOLOGICAL CHANGES AND FREQUENT NEW PRODUCT INTRODUCTIONS COMMON IN THE ELECTRONIC COMMERCE INDUSTRY WILL DETERMINE OUR ABILITY TO REMAIN COMPETITIVE AND AFFECT THE VIABILITY OF OUR PRODUCTS. To succeed in the mobile e-commerce business, we believe that we will have to continuously improve the performance, features and reliability of our products and be the first to the market with new products or enhancements to existing products. We cannot provide assurance that we will be able to improve our products in a timely manner. The emerging market for security products for mobile e-commerce is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. We anticipate this evolution will also occur in the mobile e-commerce market in which we focus our technological developments. The adoption of new standards, or the informal adoption of certain standards by a significant percentage of the computer security and related industries, could require us to reconfigure our products. We may not be able to counter challenges to our current products or to introduce product offerings that keep pace with the technological changes introduced by competitors or persons seeking to breach information security. We are not currently aware of any significant new technologies either under development or about to be introduced in the mobile e-commerce security field.

THE HIGHLY COMPETITIVE NATURE OF THE ELECTRONIC COMMERCE FIELD COULD PREVENT US FROM ACHIEVING SUCCESS. Our products are targeted at the new and rapidly evolving market for authentication and authorization products for wireless electronic commerce and telecommunications. This market is not mature. We anticipate that it will be intensely competitive, subject to rapid change and significantly affected by new product and service introductions and other market activities of industry participants. Many of our competitors and potential competitors have a longer operating history, greater name recognition, larger installed customer base and significantly greater financial, technical and marketing resources than we have. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and they could therefore render our technologies and products obsolete.

Because of the broad potential application of our authentication and authorization software, we compete with vendors offering a wide range of computer security products. These competitors include Entrust Technologies, VeriSign, Certicom, Baltimore Technologies and RSA Security. There also may be other potential entrants to the market of whom we are not yet aware.

OUR LICENSING REVENUES ARE DEPENDENT ON OUR CUSTOMERS' ACCEPTANCE AND USE OF OUR SOFTWARE PRODUCTS, AND WE EXPECT OUR SALES CYCLE TO BE LENGTHY. Many of our early licensing agreements permitted our customers to examine and test our products with no initial up-front payments to us. These customers are not required to make payments to us until they begin to use our product for commercial purposes. We also enter into evaluation agreements in certain cases, whereby potential customers may examine our software products for a specified period of time with no payment to us. Our current licensing agreements typically require the customer to pay a license fee attributable to the software components and the development toolkit and upon shipment of these items to the customer, although until early in fiscal 2000 we generally waived the up-front fee.

Customers cannot simply license our products and begin using them immediately in their businesses. Making our products work with a particular customer's application may be a complex, expensive and, in certain cases, an ultimately unsuccessful process. This process may also require the customer to make significant commitments of time and money. Based on discussions with our customers, we believe that a customer's required cycle of testing, internal approval and network modifications can reasonably take between six and nine months or longer. Therefore, we expect our sales cycle, or the time between entering into a license agreement and when we begin to receive recurring revenue, to be six to nine months or longer. Also, the amount of revenue can be very limited until the customer's product is made generally available and adopted. Our sales are also subject to significant risks over which we have little or no control, including customers' budgetary constraints and internal acceptance procedures regarding security-related matters.

TWO MAJOR ENCRYPTION TECHNOLOGY VENDORS SERVICE OUR AREA OF BUSINESS, AND IF WE ARE UNABLE TO LICENSE ENCRYPTION TECHNOLOGY FROM AT LEAST ONE OF THEM, IT WOULD CAUSE A SIGNIFICANT DISRUPTION TO OUR BUSINESS. Our current product offerings include encryption technology that we source from a third-party vendor, RSA Security, an encryption technology vendor who services the wireless and the e-commerce security market. The term of each licensing arrangement is open-ended. Encryption technology is currently available from other vendors; however, if this agreement is terminated for any reason, we would have to license encryption technology from an alternative vendor, and there might be a significant disruption to our business.

Our success will depend in part on our continued ability to have access to these and other technologies that are important to our existing products and may become important to products we may develop in the future. We cannot be certain that we will be able to procure or use any necessary technology on terms similar to existing licenses.

WE LACK EXPERIENCE IN SALES AND MARKETING, AND DEPEND ON OUR RELATIONSHIPS WITH MORE ESTABLISHED CORPORATIONS TO ASSIST IN SELLING AND MARKETING OUR PRODUCTS. We have limited sales and marketing experience and limited money to fund marketing. A significant part of our business strategy is to form strategic relationships with more established companies to expose our products to a larger customer base than we could reach through direct sales and marketing force. Our existing relationships have not resulted in any significant revenues to date and may not result in any revenues in the future.

As a result of our emphasis on these relationships, our success will partially depend on both the ultimate success of the third parties with which we have these relationships and the ability of these third parties to market our products and services successfully.

In the past, we have concentrated our sales and marketing efforts on application service providers. This strategy has lead to no commercial deployments. As a result and due to some success experienced by us in Hong Kong, we are focussing our efforts on working to establish the necessary infrastructure first. We have jointly developed Mobile e-Cert with Hongkong Post. Hongkong Post will support the Mobile e-Certs through its Mobile Certification Authority and mobile operators will act as the Registration Authorities for the authentication of the identity of Mobile e-Cert subscribers. Hongkong Post is the first recognized public Certification Authority in Hong Kong. Hutchinson, the largest and the leading mobile operator in Hong Kong, has been appointed the first certified Registration Authority for the registration of Hongkong Post Mobile e-Cert digital certificates to mobile users. This appointment also marks the first time worldwide a mobile operator is acting as a Registration Authority for the issuance of wireless digital certificates. After this was successfully accomplished, we have been working with application service providers who will develop applications that will have our software embedded and will utilize Mobile e-Cert.

We cannot provide assurance that we will be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms, if at all. Our failure to do so would require us to devote substantially more resources to the distribution, sales and marketing of our products and services. Also, these strategic relationships do not afford us any exclusive marketing or distribution rights. The third parties may reduce their commitments to us in the future or pursue alternative technologies.

THE NATURE OF OUR PRODUCTS SUBJECTS US TO PRODUCT LIABILITY RISKS, POTENTIAL LOST REVENUES AND ADVERSE PUBLICITY IN THE EVENT OF PRODUCT FAILURE. Our customers may rely on our products to prevent unauthorized access to computer networks. Malfunctions or design defects of our products could:

     -    cause interruptions, delays or cessation of services to our customers
     -    result in product returns
     -    result in liability for damages
     - adversely affect the market's perception of the security offered by our product, resulting in a lack of demand for our products
     - require us to make significant expenditures of capital or other resources to alleviate the problem.

OUR LICENSE AGREEMENTS MAY NOT BE ADEQUATE TO LIMIT OUR LIABILITY. A large number of claims by our customers could subject us to significant liability as well as limit the demand for our products. In most cases our license and support agreements attempt to limit our liability to the total amount of the licensing and support fees paid during the twelve-month period preceding an alleged error in or failure of our software. This contractual provision may not always be enforceable. Courts have held that contractual limitations on liability of this type, or the "shrink-wrap licenses" in which they are sometimes embodied, are unenforceable because the licensee does not sign them. If these contract provisions limiting our liability are not enforceable, we could be obligated to pay significant damages resulting from customer claims.

IF COMPUTER HACKERS FIND WAYS TO CIRCUMVENT OUR PRODUCTS, OUR PRODUCTS WOULD NOT PERFORM THEIR ESSENTIAL FUNCTION. Any compromise of the security offered by our products, in a single incident or a series of incidents, would make our products less attractive to our customers. Software error or failure may result from a hacker seeking unauthorized access to a computer network. The methods used by hackers are evolving rapidly and generally are not recognized until they are launched against one or more systems. We are unable to anticipate hackers' tactics. The publicity surrounding any security breaches could adversely affect the public perception of the security offered by our authentication and authorization products and make it more difficult for us to sell our products.

TECHNICAL ADVANCES IN THE INFORMATION SECURITY MARKET MAY MAKE OUR PRODUCTS OBSOLETE. Our products are based on PKI technology and depend in part on the application of certain mathematical principles forming the basis of the encryption technology that we license and embed in our products. Any significant advance in techniques for decoding or cracking encrypted computer information could render our products obsolete or unmarketable.

Our PKI products use algorithms, or mathematical formulae, to encrypt and secure information. The security afforded by our products is predicated on the assumption that these mathematical formulae are very difficult to solve. This assumption is based on the fact that years of theoretical and empirical research by leading mathematicians have not resulted in any efficient solutions to these problems. There can be no assurance, however, that future research will not uncover efficient solutions to these problems.

Also, even if no breakthrough in solving these problems is discovered, they may eventually be solved by computer systems having sufficient speed and power. If improved techniques for decoding encrypted information are developed or made possible by the increased availability of powerful computing resources, our products could be rendered obsolete.

WE MIGHT NOT BE ABLE TO ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS. Our success depends significantly upon our proprietary technology, and our means of protecting our proprietary and intellectual property rights may not be adequate. We rely on a combination of patent and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect our proprietary rights. We have two U.S. patents, which will be in effect until August 22, 2017, and one patent granted in Israel in effect until 2021, as well as 14 applications pending in Europe, Israel, U.S. and Canada. We cannot provide assurance that any of our applications will be approved, that any new patents will be issued, that we will develop proprietary products or technologies that are subject to patent protection, that any issued patent will provide us with any competitive advantages or will not be challenged by third parties. Furthermore, we cannot provide assurance that the patents of others will not have a material adverse effect on our business and operating results. There is also a risk that our competitors will independently develop similar technology, duplicate our products or design around our patents or other intellectual property rights.

If our technology or products were determined to infringe upon the rights of others, we would be required to obtain licenses to use that technology. If we are not able to obtain a license in a timely manner on acceptable terms or at all, we may have to stop producing our product until we can develop an alternative that does not infringe the rights of others.

Patent disputes are common in technology-related industries. We cannot provide any assurance that we will have the financial resources to enforce or defend a patent infringement or proprietary rights action. As the number of products and competitors in our target markets grows, the likelihood of infringement claims also increases. Any claims or litigation may be time-consuming and costly, cause product shipment delays or require us to redesign our product or require us to enter into royalty or licensing agreements. Any of these events could have a material adverse effect on our business and operating results. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to use our proprietary information and software.

In addition, the laws of some foreign countries do not protect proprietary and intellectual property rights to as great an extent as do the laws of Canada and the U.S.

WE HAVE FOCUSED OUR SALES AND MARKETING EFFORTS IN ASIA AND HONG KONG. IN RECENT MONTHS, SEVERAL ECONOMIES IN ASIA, INCLUDING HONG KONG, HAVE BEEN NEGATIVELY AFFECTED BY THE OUTBREAK OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS. Some industries in Hong Kong have been hit hard by the SARS outbreak. The dramatic decline in the business is expected to have negative effects on the economy of Hong Kong for 2003. The Government of Hong Kong and business communities have taken various measures to stimulate the economic recovery of Hong Kong. While the ultimate impact of SARS is unclear at this time, the effects of these measures are crucial to Hong Kong's future financial condition and economic developments, which would in turn affect our financial condition and results of operations.

CHANGES IN THE EXPORT REGULATION OF ENCRYPTION-BASED TECHNOLOGIES MAY RESTRICT OUR ABILITY TO SELL OR LICENSE OUR PRODUCTS. Our products are subject to export controls under Canadian and U.S. laws and regulations. These laws and regulations may be revised from time to time in ways that may materially and adversely affect our ability to sell our products abroad or to make products available for sale or license via international computer networks such as the Internet, although pursuant to an international treaty, a number of countries have relaxed, or are in the process of relaxing, their export rules as applicable to products of the type licensed by us. Canadian and U.S. government controls on the export of encryption technologies which we license from third parties and which are embedded in our products may, if subject to revision, be amended and subsequently restrict our ability to freely export our products. As a result, foreign competitors subject to less stringent export controls on their products may be able to compete more effectively than we can in the global information and computer security market.

OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE AN UNLIMITED NUMBER OF COMMON SHARES, WHICH COULD RESULT IN DILUTION TO OUR SHAREHOLDERS. Shareholders may experience dilution because our articles of incorporation authorize us to issue an unlimited number of common shares, subject to regulatory and/or shareholder approval. Our shareholders have no right to purchase additional common shares when we issue new shares. As of June 23, 2003, we had 9,212,308 common shares issued and outstanding.

In addition, our ability to issue an unlimited number of common shares may have the effect of delaying, deferring or preventing a takeover attempt by a third party attempting to acquire control of us.

WE HAVE LIMITED FINANCIAL RESOURCES. Our ability to continue operations during the next fiscal year may be dependent on our ability to obtain additional financing. Although we have made progress in developing our products and have completed initial consumer deployments, our revenue from operations is not sufficient to cover our operating expenses at present and is unlikely to be sufficient within fiscal 2003. We have obtained funding for operations from private equity placements in the past, raising approximately $63,368,000 through selling a total of 9,211,132 common shares, but there is no assurance we will be able to do so again in the near future despite the progress of the business. As well, the terms of new capital, if any, may materially dilute existing shareholders. Our failure to either raise capital when needed or to generate revenues would leave us with insufficient resources to continue our business.

IF OUR COMMON SHARES SHOULD BECOME INELIGIBLE FOR CONTINUED QUOTATION ON THE OTC BB OR A PUBLIC TRADING MARKET DOES NOT CONTINUE FOR ANY REASON, HOLDERS OF OUR COMMON SHARES MAY HAVE DIFFICULTY SELLING THEIR SHARES. Our common shares became ineligible for continued quotation on the NASDAQ SmallCap Market and are now trading on the Over the Counter Bulletin Board; therefore holders of our common shares will have difficulty selling their shares. Our common shares were quoted on the NASDAQ SmallCap Market from June 1995 through late April 2003.

OUR COMMON SHARES MAY CONTINUE TO BE PENNY STOCK, WHICH MAY ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON SHARES. The United States Securities and Exchange Commission has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than U.S. $5.00 per share, subject to certain exceptions. Our common shares are currently penny stock.

Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.

The liquidity of our common shares may be materially and adversely affected if our common shares continue to be penny stock due to the administration requirements imposed by these rules.

IT MAY BE DIFFICULT FOR OUR SHAREHOLDERS TO ENFORCE CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS BECAUSE WE ARE INCORPORATED IN CANADA. We are incorporated under Canadian law and the majority of our directors and executive officers are Canadian citizens or residents. All, or a substantial portion, of these persons' assets and substantially all of our assets are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon those persons or Diversinet or to enforce against them judgments of U.S. courts predicated upon civil liabilities under U.S. federal or state securities laws. Also, there is uncertainty as to the enforceability in Canada, in original actions or in actions for enforcement of judgments of the U.S. courts, of civil liabilities predicated upon U.S. federal or state securities laws.

WE MAY BE TREATED AS A PASSIVE FOREIGN INVESTMENT COMPANY, WHICH WOULD HAVE ADVERSE TAX CONSEQUENCES FOR OUR U.S. SHAREHOLDERS. We may be treated as a passive foreign investment company, or a PFIC. While we do not believe that we should be treated as a PFIC, whether we are treated as a PFIC depends on questions of fact concerning our assets and revenues. Accordingly, we cannot assure you that we will not be treated as a PFIC. If we were to be treated as a PFIC, there could be material adverse tax consequences to U.S. holders of our common shares. See "United States Federal Income Tax Consequences" beginning on page 23.

                                 USE OF PROCEEDS

We will not receive any proceeds when the selling shareholders sell their common shares. The U.S. $851,000 in gross proceeds that we may receive upon the exercise of 720,000 warrants will be used for continued sales efforts, general operations and general working capital purposes. We will pay all costs of this prospectus.

                                 DIVIDEND POLICY

We have not paid any cash dividends on our common shares to date and do not anticipate paying cash dividends in the foreseeable future.

                             SELECTED FINANCIAL DATA

Our selected financial data for the six-month periods ended April 30, 2003 and 2002, and the fiscal years ended October 31, 2002, 2001, 2000, 1999, and 1998 are derived from our financial statements and should be read in conjunction with our consolidated financial statements and the accompanying notes. Our financial statements are expressed in Canadian dollars. All financial information contained in the prospectus is presented in Canadian dollars except where otherwise indicated. On January 28, 2003, the Company implemented a 1 for 10 reverse stock split that was approved by its shareholders at the Company's Annual and Special Meeting of Shareholders on January 22, 2003. The share data has been adjusted for this reverse stock split.

Our financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in Note 15 to our 2002 consolidated financial statements.

                                            SELECTED FINANCIAL DATA
                                    (CDN$ IN 000'S, EXCEPT PER SHARE DATA)

                                           SIX MONTHS ENDED
                                                 APRIL                     FISCAL YEAR ENDED OCTOBER 31
                                         --------------------  ----------------------------------------------------
                                           2003       2002       2002       2001       2000       1999       1998
                                         ---------  ---------  ---------  ---------  ---------  ---------  --------
                                              (Unaudited)
CONSOLIDATED STATEMENT OF LOSS DATA
Revenue . . . . . . . . . . . . . . . .  $  3,867   $    486   $  1,118   $  1,221   $  2,636   $    246   $     0
Loss from Continuing Operations . . . .    (3,198)    (3,788)    (6,397)   (18,900)   (14,777)   (13,826)   (7,716)
Net loss from Discontinued Operations .         0          0          0          0       (250)      (285)     (688)
Net Loss. . . . . . . . . . . . . . . .    (3,198)    (3,788)    (6,397)   (18,900)   (15,027)   (14,111)   (8,404)
Weighted Average no. of shares (000's).     3,222      2,719      2,972      2,638      2,353      1,674     1,533
Loss Per Share - Continuing Operations.     (0.99)     (1.39)     (2.20)     (7.20)     (6.30)     (8.20)    (5.00)
Net Loss Per Share. . . . . . . . . . .     (0.99)     (1.39)     (2.20)     (7.20)     (6.40)     (8.40)    (5.50)
Dividends Per Share . . . . . . . . . .      0.00       0.00       0.00       0.00       0.00       0.00      0.00

CONSOLIDATED BALANCE SHEET DATA
Working Capital (Deficit) . . . . . . .      (440)     4,797      2,743      3,555     21,647      4,985     2,636
Long-term Investment. . . . . . . . . .         0          0          0          0          0          0       100
Long-term Liabilities . . . . . . . . .       437          0          0          0          0      1,421     2,051
Shareholders' Equity. . . . . . . . . .     2,004      7,037      4,620      6,052     24,846      7,852     3,746
Total Assets. . . . . . . . . . . . . .     5,701      9,170      6,279      9,616     28,771     12,226     7,356
Share Capital . . . . . . . . . . . . .    58,950     58,767     58,958     53,993     53,887     20,917    43,707

US GAAP
Loss from Continuing Operations . . . .    (3,215)    (3,814)    (6,452)   (18,956)   (16,226)   (13,647)   (3,585)
Net Loss from Discontinued Operations .         0          0          0          0       (250)      (285)     (688)
Net Loss. . . . . . . . . . . . . . . .    (3,215)    (3,814)    (6,452)   (18,956)   (16,476)   (13,932)   (4,273)
Loss Per Share - Continuing Operations.     (1.00)     (1.40)     (2.20)     (7.20)     (6.90)     (8.20)    (2.30)
Net Loss Per Share. . . . . . . . . . .     (1.00)     (1.40)     (2.20)     (7.20)     (7.00)     (8.30)    (2.80)
Long-term Liabilities . . . . . . . . .       437          0          0          0          0      1,703     2,652
Shareholders' Equity. . . . . . . . . .       426      5,505      3,059      4,547     23,397      7,571     3,101
Total Assets. . . . . . . . . . . . . .     5,701      9,170      6,279      9,616     28,771     12,226     7,310
Share Capital . . . . . . . . . . . . .   100,207    100,016    100,207     95,242     95,136     62,166    44,576

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Our financial statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP except as described in Note 15 to our 2002 consolidated financial statements.

CRITICAL  ACCOUNTING  POLICIES

The nature of our business is not highly complex, as we operate in one primary business. We develop, market and sell wireless security software solutions. We also perform professional services to install, support and integrate our solutions with other applications. We operate globally in a functional organization. We do not have any off-balance sheet financing, other than operating leases entered into in the normal course of business, and we do not actively engage in derivative or hedging transactions. In 2002, our most complex accounting judgments were made in the areas of software revenue recognition. Software revenue recognition is expected to continue to be an on-going element of our accounting processes and judgments.

SOFTWARE  REVENUE  RECOGNITION

We derive our revenue primarily from two sources: sales of products, including hardware and software licenses, and services, including maintenance, support and professional services. Significant management judgments and estimates must be made and used in connection with the revenue recognized in any reporting period. Material differences may affect the amount and timing of our revenue for any period if our management made different judgments.

With respect to software revenue recognition, we recognize revenues in accordance with the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 97-2, "Software Revenue Recognition" and SOP No. 98-9, "Modifications of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions".

For all sales, we use a binding contract, purchase order or another form of documented agreement as evidence of an arrangement with the customer. Revenues from software license agreements are recognized upon receipt of an executed license agreement and shipment of the software, if there are no significant remaining vendor obligations, collection of the receivable is probable and payment is due in accordance with our normal payment terms.

We consider delivery to occur when we ship the product, so long as title and risk of loss have passed to the customer.

At the time of a transaction, we assess whether the sale amount is fixed or determinable and whether collection is probable. If we determine the fee is not fixed or determinable, we recognize revenue when payment becomes due. We assess collectibility based on a number of factors, including the creditworthiness of the customer. If we determine that collectibility is not probable, we do not record revenue until such time when collectibility becomes probable, which is generally upon the receipt of cash.

When arrangements contain multiple elements and vendor specific objective evidence ("VSOE") of fair value exists for all undelivered elements, we recognize revenue for the delivered elements using the residual method. Our determination of fair value of each of the undelivered elements in multi-element arrangements is based on VSOE of fair value. VSOE of fair value for each element is either the price charged when the same element is sold separately or the price established by management, having the relevant authority to do so, for an element not yet sold separately. For arrangements containing multiple elements wherein VSOE of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until VSOE of fair value exists or all elements have been delivered.

Maintenance service revenue, whether sold separately or as part of a multiple element arrangement, is deferred and recognized ratably over the term of the maintenance contract, generally twelve months. Revenue allocated to professional service elements is recognized as the services are performed.

Due to the complexity of some software license agreements, we routinely apply judgment to the application of software revenue recognition accounting principles to specific agreements and transactions. Different judgments and/or different contract structures could have led to different accounting conclusions, which could have had a material effect on our reported quarterly earnings.

CAPITAL  ASSETS

We record our capital assets at their cost less accumulated depreciation. On a periodic basis, management reviews the carrying values of these assets and compares it to their estimated net recoverable amount. The determination of net recoverable amount necessitates various assumptions, many of which are forward looking and which are based on management's best estimate of future revenues, expenses and cash flows. To the extent that actual financial performance adversely differs from the results projected by these assumptions, an impairment charge in the value of these assets would be necessary.

RESULTS  OF  OPERATIONS

SIX MONTHS ENDED APRIL 30, 2003 COMPARED TO SIX MONTHS ENDED APRIL 30, 2002

We reported a similar net loss of $2,084,000 for the three months ended April 30, 2003 compared to a net loss of $2,063,000 in the prior year's second quarter. The net loss was $3,198,000 for the six months ended April 30, 2003 compared to a net loss of $3,788,000 in the same period in fiscal 2002. During the quarter we increased our depreciation and amortization of leasehold improvements by $231,000 in anticipation of our subleasing of part of our Toronto office space, effective July 1, 2003. The decreased net loss in the first six months of 2003 is attributable to our continued efforts in cost control and in part to the acquisition of DSS effective January 2, 2003.

For the three months ended April 30, 2003, we reported revenue of $2,649,000 compared to revenue of $311,000 for the quarter ended April 30, 2002. The current period revenue is made up of DSS revenues of $2,619,000 and Diversinet revenues of $30,000. While we signed a U.S. $200,000 licence deal in the second quarter, we will be recognising the revenue upon confirmation of receipt of the payment.

Cost of sales for the three months ended April 30, 2003 was $2,253,000 (representing a gross margin of 14% on DSS revenues) compared with $0 for the quarter ended April 30, 2002. Cost of sales for the six months ended April 30, 2003 was $3,039,000 (representing a gross margin of 14% on DSS revenues) compared with $0 for the six months ended April 30, 2002. The cost of sales represents the direct costs associated for DSS completing the consulting services revenue. As we integrate DSS and Diversinet and start to focus DSS towards wireless application consulting, we expect that the gross margins on DSS revenues will improve.

Research and development expenses decreased to $532,000 in the three months ended April 30, 2003 from $761,000 in the three months ended April 30, 2002 resulting primarily as a result of continued efforts to reduce costs. Research and development expenses decreased to $970,000 in the six months ended April 30, 2003 from $1,409,000 in same period of fiscal 2002.

Sales and marketing expenses were $382,000 in the second quarter of fiscal 2003 compared to $476,000 in the second quarter of fiscal 2002. Sales and marketing expenses were $781,000 in the first six months of fiscal 2003 compared to $908,000 in the same period of fiscal 2002. The decrease is due in part to a reduction in travel costs and license fees. During the six months of fiscal 2003 we expanded the sales team adding experienced sales people in Hong Kong, the U.S. and Canada. We believe that selective additions to the sales team will benefit the Company through increased revenues in the short to medium term.

General and administrative expenses were $1,227,000 for the second quarter of 2003 compared to $1,056,000 incurred during the second quarter of 2002. Foreign exchange gains were $10,000 for the three months compared to losses of $13,000 for the respective period in 2002. General and administrative expenses were $1,839,000 for the first six months of 2003 compared to $1,792,000 incurred during the first two quarters of 2002. Overall Diversinet G&A costs have been reduced from last year, however with the acquisition of DSS, the additional of the DSS infrastructure has caused the overall G&A to increase modestly.

Depreciation and amortization expense in the second quarter of fiscal 2003 increased to $365,000 from $146,000 in the second quarter of fiscal 2002. During the quarter the Company increased its depreciation for leasehold improvements in anticipation of our subleasing of certain of its office space in Toronto to be effective July 1, 2003. Depreciation and amortization expense in the first two quarters of fiscal 2003 increased to $503,000 from $267,000 for the same period of fiscal 2002.

LIQUIDITY  AND  CAPITAL  RESOURCES

SIX MONTHS ENDED APRIL 30, 2003 COMPARED TO SIX MONTHS ENDED APRIL 30, 2002

We believe that our cash and cash equivalents as at April 30, 2003 of $843,000 and the additional amounts from the financing will be sufficient to meet our short-term working capital requirements for the remainder of the fiscal year and into the 2004 fiscal year. If necessary, we plan to raise additional amounts to meet our working capital requirements through private or public financings, strategic relationships or other arrangements. However, additional funding may not be available on terms attractive to us, or at all. If we enter into strategic relationships to raise additional funds, we may be required to relinquish rights to certain of our technologies. Our failure to either raise capital when needed or to generate revenues would leave us with insufficient resources to continue our business.

With the completion of our recent financing after the quarter end, we believe that our cash and cash equivalents as at April 30, 2003 of $843,000 and the additional amounts from the financing will be sufficient to meet our short-term working capital requirements for the remainder of the fiscal year and into the 2004 fiscal year.

Cash used in operating activities was $795,000 in the three months ended April 30, 2003, a decline of 64% from the amount used in the same period of the prior year. Cash used during the quarter was comprised of the net loss of $2,084,000, less net depreciation and amortization of $365,000. Other non-cash items include an increase in accounts payable and accrued liabilities of $295,000, a decrease in receivables of $494,000, a decrease in deferred revenue of $13,000 and a decrease in prepaid expenses of $147,000. Cash used in operating activities was $2,220,000 in the quarter ended April 30, 2002, attributable to the net loss of $2,063,000 less net depreciation and amortization of $146,000. Other non-cash items include a decrease in accounts payable and accrued liabilities of $285,000, an increase in receivables of $116,000, a decrease in deferred revenue of $3,000 and a decrease in prepaid expenses of $101,000.

Cash used in operating activities was $847,000 in the six months ended April 30, 2003, a decline of 81% from the amount used in the same period of the prior year. Cash used during the quarter was comprised of the net loss of $3,198,000, less net depreciation and amortization of $503,000. Other non-cash items include a decrease in accounts payable and accrued liabilities of $393,000, a decrease in receivables of $2,449,000, an increase in deferred revenue of $11,000 and an increase in prepaid expenses of $220,000. Cash used in operating activities was $4,578,000 in the six months ended April 30, 2002, attributable to the net loss of $3,788,000 less net depreciation and amortization of $267,000. Other non-cash items include a decrease in accounts payable and accrued liabilities of $1,436,000, a decrease in receivables of $97,000, an increase in deferred revenue of $4,000 and a decrease in prepaid expenses of $278,000.

Cash used in financing activities in the three months ended April 30, 2003, was $557,000 representing a decrease in the notes payable of $87,000, a decrease in the promissory notes payable of $82,000, repayment of the $380,000 bank indebtedness and $8,000 spent on share consolidation costs. Cash provided by financing activities in the quarter ended April 30, 2002, was $4,774,000. In April 2002 we completed the issue and sale of 5,186,708 units in our capital at U.S. $0.60 per unit for gross proceeds of U.S. $3,112,022. Each unit was comprised of one common share and three-quarters of one common share purchase warrant. Each warrant entitles the holder thereof to acquire one common share at a price of U.S. $0.72 per common share for a period of up to three years.

Cash used in financing activities in the six months ended April 30, 2003 was $1,856,000 representing a decrease in the notes payable of $1,359,000, a decrease in the promissory notes payable of $82,000, repayment of the $380,000 bank indebtedness, an increase in deferred financing costs of $27,000 and $8,000 spent on share consolidation costs. Cash provided by financing activities in the six months ended April 30, 2002 was $4,774,000 representing the net proceeds from the private placement described above.

Cash provided by investing activities in the three months ended April 30, 2003 was $45,000 and consisted of $58,000 of proceeds of a capital asset sale and additional cost of $14,000 incurred for the acquisition of DSS. Cash used in investing activities in the three months ended April 30, 2002 was $2,000 attributable to capital asset additions.

Cash provided by investing activities in the six months ended April 30, 2003 was $2,594,000 consisting of $2,887,000 received from proceeds of a short term investment and $57,000 of proceeds from the sale of capital assets. Cash provided by investing activities in the six months ended April 30, 2002 was 3,077,000 consisting of $3,088,000 received from proceeds of a short term investment offset by $11,000 spent of capital asset additions.

                             SELLING SECURITYHOLDERS

The Registration Statement filed with the Securities and Exchange Commission of which this prospectus forms a part covers the registration of the following securities:

     -    5,990,000  common  shares;
     -    720,000  common  shares  issuable  upon  the exercise of the warrants.

                              SELLING SHAREHOLDERS

The table below sets forth the names of the selling shareholders; the number of common shares beneficially owned by the selling shareholders, as of July 18, 2003, the percentage of our outstanding common shares beneficially owned by each of the selling shareholders as of July 18, 2003, the number of common shares that each selling shareholder may offer under this prospectus, are the number of common shares that each selling shareholder will beneficially own assuming the sale of all of the common shares covered by this prospectus.

Except as noted below, none of these selling shareholders has held any position or office or had a material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our ordinary shares.

TRANSACTION                                     SHARES    SHARES ISSUABLE UPON WARRANT
                                                                   EXERCISE
Sunrise Private Placement                      5,540,000                       500,000
Public Relations Retainer Agreement              200,000                       100,000
Business Development Agreement                   250,000                           -0-
DSS Acquisition Warrants                             -0-                       120,000
Advisory Board Consulting Warrants                   -0-                        50,000
                                               ---------------------------------------
Shares subject to this registration statement  5,990,000                       770,000
                                               ---------------------------------------

---------------------------------------------------------------------------------------------------
                                             COMMON SHARES          COMMON         COMMON SHARES
                                        BENEFICIALLY OWNED PRIOR    SHARES   BENEFICIALLY OWNED AFTER
                                            TO THIS OFFERING        OFFERED        THIS OFFERING
                                        PERCENT OF   PURSUANT TO   PERCENT OF
                                       TOTAL SHARES     THIS      TOTAL SHARES
NAME OF BENEFICIAL OWNER                  NUMBER     OUTSTANDING   PROSPECTUS   NUMBER  OUTSTANDING
-------------------------------------  ------------  -----------  ------------  ------  -----------
Ethan Benovitz
60 Paine Avenue
New Rockelle, NY 10804                      120,968         1.31       120,968     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Stanley Raskas
301 Overlook Road
New Rockelle, NY 10804                      120,968         1.31       120,968     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Daniel Saks
630 W. 246th Street, #823
Bronx, NY 10471                             120,968         1.31       120,968     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Jaime Hartman
61 Paine Avenue
New Rockelle, NY 10804                       40,323            *        40,323     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Josef Hartman
Borochov Street 3, Apt#4
Givataim, Israel 53201                       40,323            *        40,323     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Platinum Partners Global Macro Fund
LP
152 West 57th Street, 54th Floor
New York, NY 10019                          241,935         2.63       241,935     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
James Groninger
C/O The Bay South Company
101 Shockoe Slip, Suite M
Richmond VA 23219                           252,270         1.95       180,000  72,270            *
-------------------------------------  ------------  -----------  ------------  ------  -----------
Joseph Klein III
1724 Hillside Road
Stevenson, MD 21153                         106,500         1.09       100,000   6,500            *
-------------------------------------  ------------  -----------  ------------  ------  -----------
Portside Growth and Opportunity Fund
Corporate Centre, West Bay Road
PO Box 31106 SMB
Grand Caymen, Cayman Islands                403,226         4.38       403,226     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Smithfield Fiduciary LLC
C/O Highbridge Capital Management
LLC
9 West 57th Street, 27th Floor
New York, NY 10019                          362,903         3.94       362,903     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Rock Associates
41 Winged Foot Drive
Larchmont, NY 10538                          40,000            *        40,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Nagy Moustafa
78 Forester Crescent
Unionville, Ontario L6C 1V3                 143,371            *        80,646  62,725            *
-------------------------------------  ------------  -----------  ------------  ------  -----------
Taher and Maual Elgamal
142 Almendral Avenue
Atherton, CA 94027                           32,259            *        32,259     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Thomas Cain
103 Penshurst Road
Richmond, VA 23221                           74,023            *        40,323  33,700            *
-------------------------------------  ------------  -----------  ------------  ------  -----------
J. Graeme MacLatchie III
1 Dunham Place
Irvington, NY 10533                         185,310         1.09       100,000  85,310            *
-------------------------------------  ------------  -----------  ------------  ------  -----------
Balestra Capital Partners LP                100,000                    100,000
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
1185 Avenue of the Americas, 32nd
Floor
New York, NY 10036                                          1.09                   -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Balmoral Holdings Ltd.
PO Box HM 2706
Hamilton HM KX, Bermuda                     200,000         2.17       200,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Mid Ocean Investments Ltd.
3rd Floor, Jardine House
33 Reid Street
Hamilton HM 12, Bermuda                     300,000         3.26       300,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
CGT Management Ltd.
C/O Capital Generations Trust
Butterfield Trust (Bermuda) Limited
65 Front Street, PO Box HM 195
Hamilton HM AX, Bermuda                     403,226         4.38       403,226     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Parul Atul Parikh (7)
44081 Linda Vista Road
Fremont, CA 94539                           152,323         1.65       152,323     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
David Hackett
20 Astley Avenue
Toronto, Ontario M4W 3B4                     35,259            *        32,259   3,000            *
-------------------------------------  ------------  -----------  ------------  ------  -----------
Ash Master Fund II LP
2 International Place, 24th Floor
Boston, MA 02110                            161,290         1.75       161,290     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Vitel Ventures Corporation
802 Grand Pavilion, 1st Floor
PO Box 30543 SMB
Grand Cayman, Cayman Islands BWI            161,300         1.75       161,300     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Lakefront Partners, LLC
205 E. Wisconsin Avenue, Suite 220
Milwaukee, WI 53202                          80,000            *        65,000  15,000            *
-------------------------------------  ------------  -----------  ------------  ------  -----------
Judson A. Cooper
61 Bankservice Road
Armonk, NY 10504                             50,000            *        50,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Dwight E. Lee
c/o Upland Associates LP
530 Fifth Avenue, 26th Floor
New York, NY 10036                           40,323            *        40,323     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Richard B. Stone (3)
44 West 77th Street
New York, NY 10024                          218,728         2.37       218,728     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
William J. Ritger
623 Ocean Avenue
Sea Girt, NJ 08750                          161,290         1.75       161,290     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Jerry Heymann
130 West 79th Street (#50)
New York, NY 10024                           70,968            *        70,968     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Bradley Zipper
711 Fifth Avenue, 5th Floor
New York, NY 10022                           80,645            *        80,645     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
LOM Securities (Bermuda) Limited
The LOM Building
27 Reid Street                               50,000            *        50,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Dan Purjes
60 East 42nd Street
New York, NY 10165                           50,000            *        50,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Bridges & Pipes, LLC
305 Madison Avenue, Suite 2544               50,000                     50,000
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
New York, NY 10165                                             *                   -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Harry J. Blumenthal, Jr.
905 South Broad Avenue
New Orleans, LA 70125                        50,000            *        50,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Sherleigh Associates Inc, Defined
Benefit Pension Plan
950 Fifth Avenue, #33
New York, NY 10021                          322,580         3.50       322,580     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Pequot Navigator Onshore Fund, L.P.
C/O Pequot Capital Management, Inc.
500 Wyala Farm Road
Westport CT 068800                          403,226         4.38       403,226     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Nathan Low (8)
641 Lexington Avenue, 25th Floor
New York, NY 10022                          420,000         4.56       420,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Derek Caldwell (1)
641 Lexington Avenue, 25th Floor
New York, NY 10022                          460,000         4.99       460,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Marcia Kucher (2)
641 Lexington Avenue, 25th Floor
New York, NY 10022                          189,500         2.06       189.500     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Ruth Low
614 Trenton Drive
Beverly Hills, CA 90210                      40,000            *        40,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
HUG Funding LLC (5)
145 Hugenot Street, Suite 404
New Rochelle, NY 10001                      155,000         1.68       155,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Hevrat Pinto (4)
8 Morris Road Spring Valley
Spring Valley, NY 10977                      85,000            *        85,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Sunrise Foundation Trust
641 Lexington Avenue, 25th Floor
New York, NY 10022                           40,000            *        40,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Avi Dahan
641 Lexington Avenue, 25th Floor
New York, NY 10022                           50,000            *        50,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Dov Weiner
1497 East Terrace Circle, Apt 4
Teaneck, NJ 07666                            10,000            *        10,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Yad Avraham Institute of New York
1271 6th Avenue, 47th Floor
New York, NY 10022                           50,000            *        50,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
American Friends of Shalva Inc.
315 Fifth Avenue, 6th floor
New York, NY 10016                           50,000            *        50,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Amnon Mandlebaum (6)
641 Lexington Avenue, 25th Floor
New York, NY 10022                            4,500            *         4,500     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Greg Sutyak (6)
1196 Vacation Drive
Lafayette, CA 94549                           3,000            *         3,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Mukesh Shah (6)
#212, 1500 White Birch Ter
Fremont, CA 94536                             3,000            *         3,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Radhe Shyam (6)
#205, 1500 White Birch Ter
Fremont, CA 94536                             2,000            *         2,000     -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
Good Harbor Consulting, LLC                                             50,000
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------
1902 N. Monroe Street
Arlington, VA  22207(6)                      50,000            *                   -0-          -0-
-------------------------------------  ------------  -----------  ------------  ------  -----------
                                                                     6,760,000
---------------------------------------------------------------------------------------------------

     *    indicates  less  than  one  percent  (1%)

     We will not receive any proceeds from the sale of the securities by the selling securityholders.
          (1)  Includes  368,000  shares  subject  to  outstanding  warrants
          (2)  Includes  109,500  shares  subject  to  outstanding  warrants
          (3)  Includes  18,000  shares  subject  to  outstanding  warrants
          (4)  Includes  40,000  shares  subject  to  outstanding  warrants
          (5)  Includes  60,000  shares  subject  to  outstanding  warrants
          (6)  Issuable  upon  exercise  of  warrants
          (7)  Includes  112,000  shares  subject  to  outstanding  warrants
          (8) Does not include 40,000 shares held by Sunrise Foundation Trust, to which Mr. Low disclaims any beneficial interest.


                              PLAN OF DISTRIBUTION

We are registering the common shares offered hereby on behalf of the selling shareholders. As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by the Company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling shareholders. Sales of the shares offered hereby may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Over the Counter Bulletin Board at prevailing market prices, in the over-the-counter market, in negotiated transactions, through publicly or privately negotiated put or call options transactions relating to the shares offered hereby, through short sales of the shares offered hereby (including the closing of any open short position), or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

The selling shareholders may enter into hedging transactions with regard to the shares offered hereby. In connection with such transactions the counter parties to such transactions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into other transactions which require the delivery of the shares offered by this prospectus, which shares such counter parties may resell pursuant to this prospectus (as amended or supplemented, if necessary, to reflect such transaction).

The selling shareholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered herein might may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares offered herein sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

Selling shareholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or another exemption under the Securities Act.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     - the name of each such selling shareholder and of the participating broker-dealer(s);
     -    the  number  of  shares  involved;
     -    the  initial  price  at  which  such  shares  were  sold;
     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     -    other  facts  material  to  the  transaction.

We will pay all of the costs of qualifying these securities under federal and state securities laws, including legal and accounting fees, as well as printing and other related costs.

                        DESCRIPTION OF PRIVATE PLACEMENTS

2003  PRIVATE  PLACEMENT
Issuance of 5,000,000 common shares for gross proceeds of U.S. $3,100,000. On June 23, 2003, we completed a private placement of 5,000,000 common shares at a price of U.S. $0.62 per common share for gross proceeds of U.S. $3,100,000. This transaction was effected as a private placement in accordance with Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. We will use the net proceeds of that private placement for ongoing sales operations, working capital purposes, to continue our research and development activities and for general corporate purposes.

Sunrise  Securities  Corp.,  as Placement Agent, exercised its option to receive
500,000 common shares in lieu of its U.S. $310,000 fee from the Private Placement. Sunrise also received 40,000 common shares in lieu of its U.S. S24,000 retainer fee to act as Placement Agent. Further compensation was issued as a three-year broker warrant terminating on June 20, 2006 to purchase up to 500,000 common shares of the Corporation at U.S. $0.62 per share.

We agreed to file the registration statement to register the shares and the shares underlying the warrants issued pursuant to this private placement within 30 days of the closing of the private placement.

PUBLIC RELATIONS RETAINER AGREEMENT
Issuance of 200,000 common shares and 100,000 common share purchase warrants issuable upon the exercise of warrants.
On May 14, 2003, we entered into the agreement with Sunrise Financial Group, Inc. to provide public relations services. In consideration for the services to be rendered in accordance with the agreement, we issued a three-year warrant terminating on May 12, 2006 to purchase up to 100,000 of our common shares at U.S. $0.60 per share and 200,000 common shares, being 16,667 common shares per month for 12 months in regards to the compensation payable by us for these services.

BUSINESS DEVELOPMENT RETAINER AGREEMENT
Issuance of 250,000 common shares.
On May 14, 2003, we entered into a business development agreement with iSimplifi LLC ("iSimplifi") to provide business development services. This agreement is subject to certain milestones that if not met may allow us to terminate the retainer portion of the agreement and /or the entire agreement. In consideration for the services to be rendered by iSimplifi, we will pay to iSimplifi a retainer equal to U.S. $25,000 per month, which at our discretion may be paid as follows: (i) U.S. $25,000 per month in cash, or (ii) U.S. $25,000 per month by the issuance of 41,667 common shares per month, or (iii) U.S. $20,000 per month in cash and issuance of 8,333 common shares per month. We have elected to pay iSimplifi the first six months by way of 250,000 common shares.

ACQUISITION  WARRANTS
Issuance  of  120,000  common  shares  purchase  warrants.
In January 2003, we acquired 100% of the outstanding shares of DSS Software Technologies, a consulting services provider. The aggregate purchase price was $2,009,034 consisting of $473,070 (U.S. $300,000) in cash, $946,140 (U.S.
$600,000) of promissory note payable in instalments of U.S. $300,000 on January 2, 2004 and U.S. $300,000 on January 2, 2005 and 120,000 share purchase warrants with a fair value of $589,824 (U.S. $374,040). The share purchase warrants vest equally on January 2, 2003, 2004 and 2005 and are exercisable at U.S. $3.75 per share for five years. Additional future cash consideration in the amount of $1,892,280 (U.S. $1,200,000) is payable based on the achievement of certain net income targets over the next three years and will be recorded when the contingency has been met.

ADVISORY  BOARD  CONSULTANT  AGREEMENT
Issuance of 50,000 common share purchase warrants issuable upon the exercise of warrants.
On July 1, 2003, we entered into the agreement with Good Harbor Consulting, LLC. to provide advisory board consulting services. In consideration for the services to be rendered in accordance with the agreement, we issued a three-year warrant terminating on June 30, 2006 to purchase up to 50,000 of our common shares at U.S. $0.62 per share in regards to the compensation payable by us for these services.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material United States Federal income tax consequences generally applicable to a U.S. Holder (as defined below) of our common shares. This discussion does not address all potentially relevant Federal income tax matters and it does not address consequences peculiar to persons subject to special provisions of Federal income tax law, such as, for example, tax-exempt organizations, qualified retirement plans, persons subject to alternative minimum tax, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, broker-dealers, non-resident alien individuals or foreign corporations whose ownership of our common shares is not effectively connected with the conduct of a trade or business in the United States and shareholders who acquired their shares through the exercise of employee share options or otherwise as compensation. In addition, this discussion only applies to common shares held by U.S. Holders as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not cover any state, local or foreign tax consequences.

The following discussion is based upon the sections of the Internal Revenue Code, Treasury Regulations, published Internal Revenue Service rulings, published administrative positions of the Internal Revenue Service and court decisions that are currently applicable, any or all of which could be materially and adversely changed, possibly on a retroactive basis, at any time. The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of our common shares and no opinion or representation with respect to the United States Federal income tax consequences to any such holder or prospective holder is made. Accordingly, holders and prospective holders of our common shares should consult their own tax advisors about the federal, state, local, and foreign tax consequences of purchasing, owning and disposing of our common shares.

U.S.  HOLDERS
As used herein, a "U.S. Holder" includes any person, with the exception of those subject to special provisions of Federal income tax law, who holds our common shares who is a citizen or resident of the United States, a partnership or corporation organized under the laws of the United States, an estate, the income of which is subject to United States federal income tax without regard to its source and a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person, and any other person or entity whose ownership of our common shares is effectively connected with the conduct of a trade or business in the United States.

DISTRIBUTIONS  ON  OUR  COMMON  SHARES
U.S. Holders receiving dividend distributions (including constructive dividends) with respect to our common shares are required to include in gross income for United States Federal income tax purposes the gross amount of such distributions to the extent that we have current or accumulated earnings and profits, without reduction for any Canadian income tax withheld from such distributions. Such Canadian tax withheld may be credited, subject to certain limitations, against the U.S. Holder's United States Federal Income tax liability or, alternatively, may be deducted in computing the U.S. Holder's United States Federal taxable income by those who itemize deductions (see more detailed discussion at "Foreign Tax Credit" below). To the extent that distributions exceed our current or accumulated earnings and profits, they will be treated first as a return of capital up to the U.S. Holder's adjusted basis in the common shares and thereafter as gain from the sale or exchange of the common shares. Preferential tax rates for long-term capital gains are applicable to an U.S. Holder, which is an individual, estate or trust. There are currently no preferential tax rates for long-term capital gains for an U.S. Holder, which is a corporation. Dividends paid in Canadian dollars will be included in income in an U.S. dollar amount based on the exchange rate at the time of their receipt. U.S. Holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Canadian dollars received as a dividend which are converted into U.S. dollars on a date subsequent to receipt.

Dividends paid on our common shares will not generally be eligible for the dividends received deduction provided to corporations receiving dividends from certain United States corporations. A U.S. Holder which is a corporation may, under certain circumstances, be entitled to a 70% deduction of the United States source portion of dividends received from us (unless we qualify as a "foreign personal holding company" or a "passive foreign investment company", as defined below) if such U.S. Holder owns shares representing at least 10% of the voting power and value of Diversinet. The availability of this deduction is subject to several complex limitations, which are beyond the scope of this discussion.

FOREIGN  TAX  CREDIT
A U.S. Holder who pays (or has withheld from distributions) Canadian income tax with respect to the ownership of our common shares may be entitled, at the option of the U.S. Holder, to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it will be more advantageous to claim a credit because a credit reduces United States Federal income taxes on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer's income subject to tax. This election is made on an annual basis and applies to all foreign income taxes (or taxes in lieu of income tax) paid by (or withheld from) the U.S. Holder during the year. There are significant and complex limitations which apply to the credit, among which is the general limitation that the credit cannot exceed the proportionate share of the U.S. Holders United States income tax liability that the U.S. Holder's foreign source income bears to his/her or its worldwide taxable income.

In the determination of the application of this limitation, the various items of income and deduction must be classified into foreign and domestic sources. Complex rules govern this classification process. There are further limitations on the foreign tax credit for certain types of income such as "passive income", "high withholding tax interest", "financial services income", "shipping income", and certain other classifications of income. In certain circumstances, recently enacted legislation and other guidance issued by the United States Treasury may deny a United States holder foreign tax credits (and instead may allow deductions) for foreign taxes imposed on a dividend if the United States holder
(i) has not held the common shares for at least 16 days in the 30-day period beginning 15 days before the ex-dividend date, during which it is not protected from risk of loss; (ii) is obligated to make payments related to the dividends; or (iii) holds the common shares in arrangements in which the United States holder's expected economic profit, after non-US taxes, is insubstantial.

The availability of the foreign tax credit and the application of the limitations on the credit are fact specific and holders and prospective holders of our common shares should consult their own tax advisors regarding their individual circumstances.

DISPOSITION  OF  OUR  COMMON  SHARES
A U.S. Holder will recognize gain or loss upon the sale of our common shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the shareholder's tax basis in the our common shares. Any gain recognized on the sale or other disposition of common shares will generally be U.S. source income. Any loss recognized on the sale or other disposition of common shares will generally be U.S. source. However, such loss will be foreign source to the extent certain dividends were received by the U.S. Holder within the 24-month period proceeding the date on which the loss was recognized. This gain or loss will be capital gain or loss if the common shares are capital asset in the hands of the U.S. Holder, which will be a short-term or long-term capital gain or loss depending upon the holding period of the U.S. Holder. Gains and losses are netted and combined according to special rules in arriving at the overall capital gain or loss for a particular tax year. Deductions for net capital losses are subject to significant limitations. For U.S. Holders who are individuals, a capital loss is deductible only to the extent of capital gains, plus ordinary income of up to U.S. $3,000; any unused portion of such net capital loss may be carried over to be used in later tax years until such net capital loss is thereby exhausted. For U.S. Holders which are corporations (other than corporations subject to Subchapter S of the Internal Revenue Code), any unused net capital loss may be carried back three years from the loss year and carried forward five years from the loss year to be offset against capital gains until such net capital loss is thereby exhausted. If the amount realized on a sale or exchange is not denominated in U.S. dollars, the amount realized will be equal to the U.S. dollar value thereof, determined at the spot rate on the date of the sale or exchange.

OTHER  CONSIDERATIONS
In the following three circumstances, the above sections of the discussion may not describe the United States Federal income tax consequences resulting from the holding and disposition of our common shares. Based on (a) the number of shareholders of our common shares, and (b) our shareholder profile, we do not believe that we are either a "Foreign Personal Holding Company" or a "Controlled Foreign Corporation". However, we do not believe that we are likely to be treated as a "Passive Foreign Investment Company" for the taxable years 1999, 2000 and 2001.

FOREIGN  PERSONAL  HOLDING  COMPANY
If, at any time during a taxable year, more than 50% of the total combined voting power or the total value of our outstanding shares are owned, actually or constructively, by five or fewer individuals who are citizens or residents of the United States and 60% or more of our gross income for such year was derived from certain passive sources (e.g. from dividends received from unrelated persons), we would be treated as a "foreign personal holding company." In that event, U.S. Holders that hold our common shares would be required to include in gross income for such year their allowable portions of such foreign personal holding company income to the extent that we do not actually distribute such income.

CONTROLLED  FOREIGN  CORPORATION
If more than 50% of the voting power of all classes of shares or the total value of our shares is owned, directly or indirectly, by U.S. shareholders, each of whom own 10% or more of our voting shares ("U.S. Shareholders"), we could be treated as a "controlled foreign corporation" (a "CFC") under SubPart F of the Internal Revenue Code. If we were classified as a CFC and as a PFIC, CFC treatment would prevail with respect to U.S. Shareholders. CFC classification would affect many complex results including the required inclusion by such United States shareholders in income of their pro rata share: of "SubPart F Income" (as specially defined by the Internal Revenue Code) of Diversinet; and of our earnings invested in U.S. property. In addition, under Section 1248 of the Internal Revenue Code, gain from the sale or exchange of our common shares by a U.S. person who is or was a United States shareholder (as defined in the Internal Revenue Code) at any time during the five years period ending with the sale or exchange is generally treated as ordinary dividend income to the extent of our earnings and profits attributable to the shares sold or exchanged. Because of the complexity of SubPart F, and because it is not clear that we are a controlled foreign corporation, a more detailed review of these rules is outside of the scope of this discussion.

PASSIVE  FOREIGN  INVESTMENT  COMPANY
As stated above, we believe that we will not be treated as a passive foreign investment company ("PFIC"), as defined in Section 1297 of the Internal Revenue Code, for our fiscal years 2002 or 2003.

United States income tax legislation contains rules governing PFIC's, that can have significant tax effects on U.S. Holders of foreign corporations. These rules do not apply to non-U.S. Holders. Section 1297 of the Internal Revenue Code defines a PFIC as a corporation that is not formed in the United States and, for any taxable year, either (i) 75% or more of its gross income is "passive income", which includes interest, dividends and some types of rents and royalties or (ii) the average percentage, by fair market value (or, if the company is a controlled foreign corporation or makes an election, by adjusted tax basis), of its assets that produce or are held for the production of "passive income" is 50% or more. Based on these tests we do not meet the definition of a PFIC in 1999, 2000 or 2001.

An U.S. Holder who holds shares in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. Federal income taxation under alternative tax regimes, depending upon whether such U.S. Holder makes elections. The following is a discussion of these alternative tax regimes as applicable to our U.S. Holders.

A U.S. Holder of a PFIC who does not make either of the elections described below (a "Non-electing U.S. Holder") is subject to special taxation rules under
Section 1291 of the Internal Revenue Code with respect to (i) gains realized on the disposition (or deemed to be realized by reason of a pledge) of his/her common shares and (ii) excess distributions by us, defined as any distribution received by a U.S. Holder from a PFIC in a taxable year that is greater than 125% of the average distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for the shares.

A Non-electing U.S. Holder generally would be required to include in income pro rata all gains realized on the disposition of his/her common shares and all excess distributions over the entire holding period for the PFIC common shares. All gains or excess distributions allocated to prior years of the U.S. Holder (other than years prior to the first taxable year of the company during such U.S. Holder's holding period and beginning after January 1, 1987 for which it was a PFIC) would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The Non-electing U.S. Holder also would be liable for interest on the foregoing tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year. A Non-electing U.S. Holder that is not a corporation must treat this interest charge as "personal interest" which, as discussed above, is partially or wholly non-deductible. The balance of the gain or the excess distribution will be treated as ordinary income in the year of the disposition or distribution, and no interest charge will be incurred with respect to such balance.

If we are a PFIC for any taxable year during which a Non-electing U.S. Holder holds common shares, then we will continue to be treated as a PFIC with respect to such common shares, even if we are no longer a PFIC as defined above. A Non-electing U.S. Holder may terminate this deemed PFIC status by electing to recognize a gain (which will be taxed under the rules discussed above for Non-electing U.S. Holders) as if such common shares had been sold on the last day of the last taxable year for which it was a PFIC.

Under Section 1291(f) of the Internal Revenue Code, the Department of the Treasury has issued proposed regulations that would treat as taxable transfers of PFIC shares by Non-electing U.S. Holders that are generally not otherwise taxed, such as gifts, exchanges pursuant to corporate reorganizations, and transfers at death. Special, generally adverse, rules will apply with respect to the common shares while the company is a PFIC. For example under Section 1298(b)(6) of the Internal Revenue Code, a U.S. Holder who uses PFIC shares as security for a loan (including a margin loan) will, except as may be provided in regulations, be treated as having made a taxable disposition of such shares.

Alternatively, if we are a PFIC, an U.S. Holder (an "Electing U.S. Holder") who owns common shares is permitted generally to elect out of the tax treatment discussed above, if an U.S. Holder makes a mark-to-market election with respect to common shares. Under such election, an Electing U.S. Holder would generally recognize as ordinary income for each taxable year an amount equal to the excess, if any, of the fair market value of common shares as of the close of the taxable year over the Electing U.S. Holder's adjusted tax basis in such shares. An Electing U.S. Holder would generally be allowed an ordinary deduction (to the extent of any net mark-to-market gains recognized for prior taxable years) for the excess, if any, of the adjusted tax basis of the common shares over their fair market value as of the close of the taxable year. An Electing U.S. Holder's adjusted tax basis of the common shares would generally be adjusted to reflect the amounts included or deducted under the mark-to-market election. Additionally, any gain on the actual sale or other disposition of the common shares generally will be treated as ordinary income. Ordinary loss treatment also would generally apply to any loss realized on the actual sale or other disposition of the common shares to the extent that the amount of such loss did not exceed the net mark-to-market gains previously included with respect to such shares. An election to mark to market would generally apply to the taxable year made and all subsequent taxable years. A mark-to-market election is subject to complex and specific rules and requirements, and U.S. Holders are strongly urged to consult their tax advisors concerning such election if the company is classified as a PFIC.

Finally, an U.S. Holder who elects in a timely manner to treat us as a "qualified electing fund" (a "QEF") as defined in the Internal Revenue Code would be subject to another set of special rules different from those described above. Although a QEF election may be beneficial to some U.S. Holders depending upon their particular tax situations, it requires us to make information available to such holders, and we do not intend to make such information available even if it is classified as a PFIC. Accordingly, the QEF election will not be available to U.S. Holders.

The foregoing discussion is based on existing provisions of the Internal Revenue Code, existing and proposed regulations thereunder, and current administrative ruling and court decisions, all of which are subject to change. Any such change could affect the validity of this discussion. In addition, the implementation of aspects of the PFIC rules requires the issuance of regulations which in many instances have not been promulgated and which may have retroactive effect. There can be no certainty that any of these proposed regulations will be enacted or promulgated and if so, the form they will take or the effect that they may have on this discussion. Accordingly, and due to the complexity of the PFIC rules, U.S. Holders who are shareholders of Diversinet are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in us.

                                     EXPERTS

Our consolidated financial statements as of October 31, 2001 and 2002 and for each of the years in the three-year period ended October 31, 2002, have been incorporated by reference herein and in the Registration Statement in reliance on the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP concerning the October 31, 2002 consolidated financial statements included additional comments for U.S. readers that states that conditions and events exist that cast substantial doubt on our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Certain legal matters in connection with the registration of the common shares hereunder with respect to Canadian law will be passed upon for us by Lang Michener of Toronto, Ontario, our Canadian counsel.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form F-3, which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0000918387). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below:

     (a)  Our Annual Report  on  Form  20-F  dated  April  29,  2003;
     (b)  Our Report on  Form  6-K  dated  July  21,  2003;
     (c)  Our Report on  Form  6-K  dated  June  24,  2003;
     (d)  Our Report on  Form  6-K  dated  March  14,  2003;
     (e)  Our Report on  Form  S-8  dated  February  20,  2003;
     (f)  Our Report on  Form  6-K  dated  December  31,  2002;
     (g)  Our Report on  Form  6-K  dated  December  20,  2002;  and,
     (h) The description of our securities contained in our Registration Statement under Section 12 of the Securities Exchange Act of 1934, as amended, of which this prospectus is a part and any and all amendments and reports filed for the purpose of updating such description.

All documents which we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act after the date of this prospectus and before the expiration or termination of this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Diversinet Corp., 2225 Sheppard Avenue East, Suite 1801, Toronto, Ontario, M2J 5C2 Canada, Attn: David Hackett, Chief Financial Officer, telephone number (416) 756-2324. You may also obtain information about us by visiting our website at www.diversinet.com. Information contained in our website is not part of this prospectus.

We are a Canadian company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, its SEC filings electronically, so that those filings are not available on the SEC's Web site. However, since that date, we have been making all filings with the SEC electronically, and these filings are available over the Internet at the SEC's Web site at www.sec.gov.

                       ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Canadian experts named in this prospectus, most of whom reside outside the U.S., may be difficult to obtain within the U.S. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S.

                                  ___________

You should rely only on the information contained in this prospectus or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Our business may change after the date of this prospectus. Delivery of this document and any sale of securities made hereunder does not mean otherwise.

                                     TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
FORWARD-LOOKING INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
INFORMATION SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
          OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
DESCRIPTION OF PRIVATE PLACEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . 29
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN INFORMATION
          BY REFERENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

                                  ___________

                                DIVERSINET CORP.
                             6,760,000 COMMON SHARES

                                   PROSPECTUS

================================================================================

References in this prospectus to "Diversinet" mean Diversinet Corp., and references to "we", "us", and "our" refer to Diversinet Corp. unless the context otherwise indicates.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The expenses of this offering which will be borne by Diversinet are estimated, in U.S. dollars, to be as follows:

SEC Registration Fee                1,242
Legal Services                     40,000
Accounting                         10,000
Placement commission             *334,000
Miscellaneous                      15,000
                                ---------

Total                           $ 400,242
                                ---------

*  Paid  in  common  shares  of  the  Registrant
All of the above expenses except the registration fee and placement commission are estimated.

ITEM  15.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Under the Business Corporations Act (Ontario) (the "Act"), Diversinet may indemnify a present or former director or officer or a person who acts or acted at Diversinet's request as a director or officer of another corporation of which Diversinet is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if the director or officer acted honestly and in good faith with a view to the best interests of Diversinet and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of Diversinet or such other corporation only with court approval. A director or officer is entitled to indemnification from Diversinet as a matter of right in respects of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director or officer of such corporation if he was substantially successful on the merits and fulfilled the conditions set forth above.

The by-laws of Diversinet provide that each director, each officer, each former director, each former officer and each person who acts or acted at Diversinet's request as a director or officer of a body corporate of which Diversinet is or was a shareholder or creditor, and his heirs and legal representatives shall be indemnified and saved harmless by Diversinet from and against all costs, charges and expenses, including without limitation, each amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which his is made a party by reason or being or having been a director or officer of Diversinet or such body corporation, if he acted honestly and in good faith with a view to Diversinet's best interests and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty he had reasonable grounds for believing his conduct was lawful. In certain circumstances Diversinet has provided its Directors or its subsidiaries' Directors with a written indemnification confirming the indemnification available under its by-laws.

Diversinet currently maintains directors' and officers' liability insurance, which, subject to the provisions contained in the policy, protects the directors and officers, as such, against all claims during the term of their office provided they acted honestly and in good faith with a view to the best interests of Diversinet. Such insurance provides for an aggregate of U.S. $5,000,000 annual protection against liability for and reimbursement of amounts paid.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.

ITEM 16.  EXHIBITS
     EXHIBIT
       NO.                                               EXHIBITS
       ---                                               --------
      4.1             Form of Stock Purchase Agreement for the June 23, 2003 private placement.
      4.2             Form of Warrant for purchase of shares for the April 4, 2002 private placement.
      4.3             Form of Warrant for purchase of shares for the June 23, 2003 private placement.
      5.1             Opinion of Lang Michener.
     23.1             Consent of KPMG LLP for Diversinet Corp.
     23.2             Consent of KPMG LLP for DSS Software Technologies
     23.3             Consent of Lang Michener (filed as part of Exhibit 5).

ITEM  17.  UNDERTAKINGS

Paragraph  designations  correspond to designations in Regulation S-K, Item 512.

(a)  The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and;
         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation
          S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by
          Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934, as amended (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on July 22, 2003.

                                DIVERSINET CORP.


                                     By:     /s/  David  Hackett
                                             -------------------
                                     David Hackett, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                           Title                     Date
------------------------------------  ----------------------------------  -------------
/s/ Stanley Beck                      Director                            July 22, 2003
----------------
Stanley Beck
/s/ Keith Powell                      Director                            July 22, 2003
----------------
Keith Powell
/s/ Nagy Moustafa                     President, Chief Executive Officer  July 22, 2003
-----------------                     and Director
Nagy Moustafa
/s/ Charles Shiu                      Director                            July 22, 2003
----------------
Charles Shiu
/s/ Mark Steinman                     Director                            July 22, 2003
-----------------
Mark Steinman
/s/ Nagy Moustafa                     Authorized United States            July 22, 2003
-----------------                     Representative, CEO of Diversinet
Nagy Moustafa                         Corporation of America, a Delaware
                                      corporation and wholly owned
                                      subsidiary of the Registrant

ITEM 16.  EXHIBITS
     EXHIBIT
       NO.                                               EXHIBITS
       ---                                               --------
      4.1             Form of Stock Purchase Agreement for the June 23, 2003 private placement.
      4.2             Form of Warrant for purchase of shares for the April 4, 2002 private placement.
      4.3             Form of Warrant for purchase of shares for the June 23, 2003 private placement.
      5.1             Opinion of Lang Michener.
     23.1             Consent of KPMG LLP for Diversinet Corp.
     23.2             Consent of KPMG LLP for DSS Software Technologies
     23.3             Consent of Lang Michener (filed as part of Exhibit 5).